Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements and Amendments of Nortel Networks Limited (“Nortel”) of our report dated March 16, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of PEC Solutions, Inc., which appears in the Annual Report on Form 10-K/A of PEC Solutions, Inc. for the year ended December 31, 2004:
•	Registration Statement on Form S-8 and all Post-Effective Amendments thereto (Nortel Networks U.S. Deferred Compensation Plan) (333-11558)

•	Registration Statement on Form S-3 and all Post-Effective Amendments thereto (Common Shares, Preferred Shares, Debt Securities, Guarantees, Warrants to Purchase Equity Securities, Warrants to Purchase Debt Securities, Share Purchase Contracts, Share Purchase or Equity Units of Nortel Networks Corporation and Guaranteed Debt Securities of Nortel Networks Limited) (333-88164)
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
August 12, 2005